UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 22, 2015

MetaStat, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52735	20-8753132
(Commission File Number)	(IRS Employer Identification No.)

27 DryDock Avenue, 2nd Floor
Boston, MA 02210
(Address of principal executive offices and zip code)

(212) 796-8170
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Amendment to Memorandum of Understanding:

On July 14, 2014, MetaStat, Inc. (the “Company”) entered into a binding Memorandum of Understanding, as amended (the “MOU”), with ASET Therapeutics, LLC (“ASET”). The MOU sets forth certain rights and obligations of the parties with respect to the grant by the Company to ASET of a license of certain of the Company’s therapeutic assets pursuant to a license, development and commercialization agreement entered into by the parties on November 25, 2014 (the “License Agreement”).

On June 22, 2015, effective as of May 31, 2015, the Company and ASET entered into a letter agreement for the purposes of clarifying certain terms of the MOU, including allowing for the required equity investments to occur in multiple tranches. In addition, the parties have mutually agreed to an extension of the $150,000 due to the Company on March 1, 2015 in connection with the reimbursement for certain costs incurred by the Company. ASET issued an interest free promissory note to the Company in the aggregate amount of $150,000, payable in three installments of $50,000, each due on June 1, 2015, July 1, 2015 and August 1, 2015.  The Company anticipates receiving the first payment, which was due on June 1, 2015, shortly.

ASET also issued to the Company a promissory note in the principal amount of $75,000 for the purchase of the equipment and fixed assets of the Stony Brook, N.Y. laboratory. This note is interest free and matures on December 30, 2015. In the event the Company has purchased at least $925,000 in equity of ASET prior to December 30, 2015, the Company may use the note as payment for its remaining purchase of equity in ASET.

The letter agreement and forms of promissory notes are attached to this Current Report on Form 8-K as Exhibits 10.1, 4.1 and 4.2, respectively, and are incorporated herein by reference.

A more detailed description of the MOU and the License Agreement are disclosed in the Company’s Current Reports on Form 8-K and/or Form 8-K/A filed with the SEC on July 17, 2014, October 20, 2014, December 2, 2014 and January 13, 2015.

Item 9.01.  Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

4.1	Promissory Note dated May 31, 2015 for $150,000 issued by ASET to the Company.

4.2	Promissory Note dated May 31, 2015 for $75,000 issued by ASET to the Company.

10.1	Letter Agreement effective as of June 22, 2015 between ASET and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METASTAT, INC.
	By:	/s/ Douglas A. Hamilton
Dated: June 24, 2015		Name: Douglas A. Hamilton Title: President and CEO